Exhibit 99.1

Equinix and GIC Complete Formation of Greater than US$1.0 Billion European Data Center Joint Venture

JV to Develop and Operate xScale™ Data Centers to Support the Unique Needs of Top Hyperscale Companies

REDWOOD CITY, Calif., Oct. 9, 2019 /PRNewswire/ -- Equinix, Inc. (Nasdaq: EQIX), the global interconnection and data center company, today announced the completion of the formation of the greater than US$1.0 billion joint venture in the form of a limited liability partnership with GIC, Singapore's sovereign wealth fund, to develop and operate xScale™ data centers in Europe. As announced with the signing of the agreement in July, xScale data centers will serve the unique core workload deployment needs of a targeted group of hyperscale companies, including the world's largest cloud service providers. The facilities will allow these key enablers of digital transformation to streamline their continued growth, while strengthening Equinix's leadership position in the cloud ecosystem, as enterprises increasingly embrace hybrid multicloud as the IT architecture of choice.

The initial six facilities in the joint venture will be located in the Amsterdam, London (two sites), Frankfurt (two sites) and Paris markets, on some of Equinix's existing International Business Exchange™ (IBX®) data center campuses.

Highlights/Key Facts

  The Equinix LD10 IBX facility has been sold to the joint venture. The portion of the facility that has been dedicated to hyperscale deployments has been re-named the LD13x xScale data center and will provide 10 megawatts (MW) of capacity for xScale customers. The balance of the facility, which is dedicated to retail colocation deployments, will be leased by Equinix from the JV and will retain the Equinix LD10 IBX name.

  The former Equinix PA8 IBX in Paris, which has also been sold to the joint venture, has been re-named the PA8x xScale data center. The first phase of the facility opened in Q1 2019, and the second and final phase is expected to open in Q4 2019. At full buildout, PA8x is expected to support 14 MW of capacity for xScale customers.

  The FR9x xScale data center in Frankfurt will add 10 MW of capacity in Q3 2020 when the initial phase is opened. At full capacity, the facility is expected to support 18 MW of capacity.

  The LD11x xScale data center in London will add 10 MW of capacity for hyperscale customers in Q1 2021 when the initial phase is opened. At full capacity, the facility is expected to support 19 MW of capacity.

  xScale data centers provide hyperscale companies a differentiated value proposition from existing wholesale data center operators in two key areas:
    xScale data centers offer access to Equinix's comprehensive suite of interconnection and edge services. These services tie into the hyperscale companies' existing access points at Equinix, thereby increasing the speed of connections to their existing and future enterprise customers.
    xScale data centers are engineered to meet the technical and operational requirements and price points of core hyperscale workload deployments. This enables hyperscale companies to consolidate core and access point deployments into one global provider to streamline and simplify their rapid growth.

  For years, hyperscale operators, including Alibaba Cloud, Amazon Web Services, Microsoft Azure, Oracle Cloud Infrastructure and Google Cloud, have partnered with Equinix to leverage its global platform of more than 200 IBX data centers to directly connect to their strategic business partners and customers. Today, Platform Equinix® offers the most access points—the "on- and off-ramps to the cloud"—to the top global cloud service providers. In addition to these customer access points, hyperscale companies are investing in large-scale data center deployments to accommodate their rapidly growing core workload needs. With xScale data centers, hyperscale companies can add core deployments at Equinix to their existing access point footprints, enabling their growth on a single platform that spans more than 50 global metros and offers direct interconnection—within a vibrant set of ecosystems—to their customers and strategic business partners.

  Private connectivity between enterprises, strategic cloud service providers and network services is essential as digital transformation fuels higher demand for localized digital services at the edge. According to the Global Interconnection Index Volume 2, a market study published by Equinix, the capacity for private data exchange between enterprises and cloud and network service providers is forecast to grow nearly 10 times faster than public internet traffic by 2021.

Quotes

  Charles Meyers, President and CEO, Equinix:
  "The formation of our JV with GIC is a strategic milestone for Equinix as we continue to deepen our relationships with the world's largest cloud and hyperscale companies and help them meet their core workload deployment needs and gain proximity to the thriving business ecosystems available at Equinix. Similarly, as today's businesses are increasingly moving to implement hybrid multicloud strategies for their digital infrastructure, Equinix serves as a unique on- and off-ramp to execute that strategy. We look forward to launching similar JVs in other operating regions and believe these efforts will continue to further differentiate Equinix as the trusted center of a cloud-first world."

Additional Resources

  Equinix and GIC JV Signing Announcement [press release]
  Learn more about Platform Equinix [website]
  Global Interconnection Index Volume 2 [market study]
  Infrastructure is Everywhere [Gartner report]
  Equinix an Integral Part of the Hyperscale Cloud Ecosystem [IDC Market Note]
  Equinix and GIC Partner to Develop Hyperscale Data Centers in Europe [Structure Research report]

About Equinix
Equinix, Inc. (Nasdaq: EQIX) connects the world's leading businesses to their customers, employees and partners inside the most-interconnected data centers. On this global platform for digital business, companies come together across more than 50 markets on five continents to reach everywhere, interconnect everyone and integrate everything they need to create their digital futures. www.equinix.com.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such a material difference include, without limitations, risks related to whether the data centers which will be contributed to the Joint Venture will be integrated successfully, and whether such integration may be more difficult, time-consuming or costly than expected; risks that the expected benefits of the Joint Venture will not occur; the challenges of operating and managing data centers and developing, deploying and delivering Equinix services; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; any inability of the Joint Venture to obtain financing as needed; competition from existing and new competitors; the loss or decline in business of key hyperscale companies; disruption to the Joint Venture making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see recent Equinix quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

CONTACT: Equinix Media Contact (Global), David Fonkalsrud, +1 650-598-6240, dfonkalsrud@equinix.com, or Investor Relations Contacts, Katrina Rymill, +1 650-598-6583, krymill@equinix.com, or Chip Newcom, +1 650-598-6262, cnewcom@equinix.com